Exhibit 5

Shack Siegel Katz & Flaherty P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

January 28, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:       Midway Games Inc.
Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Midway Games Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the “Registration Statement”) registering the resale of 533,335 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issued on November 23, 2004 under (a) an Agreement and Plan of Reorganization among the Company, CWS Entertainment Ltd. d/b/a Paradox Development (“Paradox”), MCWSP Acquisition, Inc. and Christine Hsu, the sole shareholder of Paradox (the “Merger Agreement”) and (b) certain restricted stock agreements between the Company and former employees of Paradox (the "Restricted Stock Agreements").

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the exhibits thereto; (ii) the Merger Agreement; (iii) the forms of Restricted Stock Agreements, (iv) the Company’s Amended and Restated Certificate of Incorporation, as amended; (v) the Company’s Amended and Restated Bylaws; (vi) proceedings of the Board of Directors of the Company; and (vii) such other documents, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares in accordance with the Merger Agreement and the Restricted Stock Agreements has been duly authorized by all necessary corporate action of the Company, and such Shares are validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the reference made to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. Please note that shareholders of this firm hold, in the aggregate, 1,000 shares of Common Stock and options to purchase an aggregate of 60,000 shares of Common Stock.

The law covered by the opinion expressed herein is limited to the corporate laws of the State of Delaware including the statutory provisions and all relevant provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Very truly yours,

SHACK SIEGEL
KATZ & FLAHERTY P.C.

By:  /s/ Pamela E. Flaherty
                         Pamela E. Flaherty